Exhibit 10.20.10

LEASE AMENDMENT NINE

THIS LEASE AMENDMENT NINE (this “Amendment”) is entered into as of November 4, 2010, by and between TRANS WESTERN PHOENIX GATEWAY, L.L.C., a Delaware limited liability company (“Landlord”), and MESA AIR GROUP, INC., a Nevada corporation (“Tenant”).

R E C I T A L S:

A.      DMB Property Ventures Limited Partnership (the “Original Landlord”) and Tenant entered into that certain Lease dated October 16, 1998 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated March 9, 1999, (ii) that certain Second Amendment to Lease dated November 8, 1999, (iii) that certain Lease Amendment Three dated November 7, 2000, (iv) that certain Lease Amendment Four dated May 15, 2001, (v) that certain Lease Amendment Five dated October 11, 2002, (vi) that certain Lease Amendment Six dated April 1, 2003, (vii) that certain Amended and Restated Lease Amendment Seven dated April 15, 2005, and (viii) that certain Lease Amendment Eight dated October 12, 2005 (collectively, the “Lease”) for certain premises (the “Premises”) on the first, seventh and eleventh floors of the building located at 410 North 44th Street, Phoenix, Arizona, commonly known as Three Gateway (the “Building”).

B.      Landlord has heretofore succeeded to all of the right, title and interest of Original Landlord as the landlord under the Lease.

C.      The term of the Lease is scheduled to expire on August 31, 2012.

D.      Tenant desires to extend the term of the Lease to November 30, 2015.

E.      The Premises currently consists of approximately 36,071 square feet of rentable area.

F.      Tenant desires to surrender a portion of the Premises located on the 1st floor of the Building and containing approximately 4,892 square feet of rentable area (the “Surrendered Space”), which Surrendered Space is depicted on Exhibit A attached hereto and by this reference made a part hereof.

G.      Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

H.      On or about January 5, 2010, Tenant and certain of its affiliates filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The bankruptcy cases of Tenant and its affiliates are currently pending and being jointly administered in the Bankruptcy Court in cases styled In re Mesa Air Group, Inc., et al., case no. 10-10018(MG) (the “Bankruptcy Case”). The terms and provisions set forth in this Amendment shall control over any conflicting provisions in any prior Amendment or the Original Lease. The provisions of this Amendment with regard to Rent, Extension of Term,

Surrender of Possession of Surrendered Space, and Parking supersede any terms or conditions granted under the Lease (as amended) between the parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.      Extension of Term. The term of the Lease is hereby extended to November 30, 2015 (the “Extension Term Expiration Date”), unless sooner terminated as is otherwise provided in the Lease (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease, except as provided in Section 8 of this Amendment.

2.      Surrender of Possession of Surrendered Space. On or before the September 15, 2010 (the “Surrender Date”), Tenant shall (a) remove all telephone and computer wiring and cabling and all of Tenant’s fixtures, furniture and other property from the Surrendered Space; (b) surrender possession of the Surrendered Space to Landlord in broom-clean condition and in accordance with the requirements of the Lease; and (c) surrender to Landlord all keys for the Surrendered Space (collectively, the “Surrender Requirements”). Tenant’s failure to comply with the Surrender Requirements by the Surrender Date shall be deemed a holdover of the Surrendered Space by Tenant entitling Landlord to exercise all of its rights and remedies at law, in equity and under the Lease, including, without limitation, the right to collect Rent with respect to the Surrendered Space at one hundred fifty percent (150%) of the rate per rentable square foot in effect as of the Surrender Date, on a monthly basis without reduction for partial months, from the Surrender Date until Tenant has satisfied the Surrender Requirements. Tenant does hereby acknowledge and agree that Tenant’s surrender of the Surrendered Space to Landlord shall not terminate the Lease with respect to the remainder of the Premises or release Tenant from its obligations under the Lease including, but not limited to, Tenant’s obligation to pay Base Rent, Additional Rent, and all other charges imposed on Tenant under the Lease accruing with respect to the Surrendered Space prior to the Surrender Date. Tenant shall be liable to Landlord for costs incurred by Landlord as a result of Tenant’s failure to perform any of the foregoing, which liability shall survive the Surrender Date.

Tenant agrees that upon the Surrender Date, Landlord shall be released from all claims, costs, causes of action, damages and all other liability related to Tenant’s lease of the Surrendered Space.

Tenant hereby certifies, with respect to Tenant’s rights in and occupancy of the Surrendered Space, that the following statements are true as of the date hereof and will be true on the Surrender Date:

(a)      Tenant owns and holds the entire leasehold interest under the Lease;

(b)      No subleases exist affecting the Surrendered Space or any part thereof;

(c)      Tenant has not assigned or encumbered Tenant’s interest under the Lease or any part thereof;

(d)      Tenant has not at any time done or suffered any act or omission and will not do or suffer any act or omission whereby the Surrendered Space or any part thereof is or may be in any way charged, assessed or encumbered. No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Surrendered Space have been let by Tenant or are outstanding that have not been performed and satisfied; and

(e)      Tenant has full authority to execute and deliver this Amendment.

Effective on the Surrender Date, the Surrendered Space shall be subtracted from the Premises pursuant to the terms and conditions of this Amendment and the Premises shall be deemed to consist of 31,179 square feet of rentable area. Notwithstanding anything to the contrary contained herein, and notwithstanding Tenant’s delivery of possession of the Surrendered Space to Landlord prior to the Surrender Date, Tenant shall continue to remain liable for the payment of Base Rent and Additional Rent accruing with respect to the Surrendered Space through and including the day prior to the Surrender Date.

3.      Rent.

(a)      Commencing on September 15, 2010, but subject to the provisions of Section 3(b) hereof, Base Rent payable by Tenant for the Premises shall be as follows, and shall be payable at the same times and in the same manner as set forth in the Lease:

Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
9/15/10 – 9/30/11	$18.00	$561,222.00	$46,768.50
10/1/11 – 9/30/12	$18.50	$576,811.50	$48,067.62
10/1/12 – 9/30/13	$19.00	$592,401.00	$49,366.75
10/1/13 – 9/30/14	$20.00	$623,580.00	$51,965.00
10/1/14 – 9/30/15	$20.50	$639,169.50	$53,264.13
10/1/15 – 11/30/15	$21.00	$654,759.00	$54,563.25

(b)      Notwithstanding anything to the contrary contained herein, until the Effective Date (hereinafter defined), Tenant shall pay Base Rent at the monthly rate of $76,648.15. Promptly after the Effective Date, Landlord shall, so long as Tenant is not then in default of its obligations under the Lease beyond applicable periods of notice and cure, reimburse Tenant for the difference between the amount actually paid by Tenant as Base Rent for the period of September 15, 2010 through November 30, 2010 and the amount of Base Rent payable for such period pursuant to Section 3(a) hereof.

(c)      Commencing on the Surrender Date, (i) Tenant’s Share for the entire Premises shall be reduced to 14.35%, and (ii) Tenant shall pay Tenant’s Share of the amount by which operating costs for each year of the Term exceeds operating costs for the year 2010. Notwithstanding the foregoing, for purposes of computing Tenant’s Share of operating costs, commencing with calendar year 2011, Controllable Operating Costs (hereinafter defined) shall not increase by more than four percent (4%) each calendar year (on a cumulative, compounded basis). “Controllable Operating Costs” shall mean all operating costs exclusive of (i) the cost of insurance, taxes and utilities, (ii) the annual amortized capital costs incurred by Landlord to comply with laws that were not applicable to the Building as of the Surrender Date or incurred by Landlord primarily for the purpose of reducing operating expenses or otherwise improving the operating efficiency of the Building, (iii) costs incurred by Landlord in connection with increased levels or additional types of services at the Building, and (iv) any other costs incurred by Landlord for reasons outside Landlord’s reasonable control (e.g., costs incurred as a result of increases in union wages or non-capital costs incurred in complying with governmental laws and regulations).

4.      Demising of Premises. Landlord shall separately demise the Surrendered Space from the remainder of the Premises on the first floor of the Building, limited to constructing a wall in place of the existing door between the east side of the Surrendered Space and the remaining Premises. Any modifications to the remaining Premises necessitated by Tenant’s surrender of the Surrendered Space shall be made by Tenant at Tenant’s expense. Tenant shall grant Landlord and Landlord’s contractors such access to the Premises as may be necessary or desirable for Landlord to complete the demising of the Surrendered Space, and no such entry shall be deemed an eviction or partial eviction or entitle Tenant to abatement of rent or any other remedy. Tenant shall cooperate with the Landlord in the performance of such work, including, without limitation, moving employees, furniture, equipment and other personal property as may be reasonably requested by Landlord to ensure the expeditious and safe completion of such work.

5.      Condition of Premises. Tenant acknowledges that it is leasing the Premises during the Extension Term in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Premises or the Building have been made by Landlord or any party acting on Landlord’s behalf. Notwithstanding the foregoing, Landlord shall, so long as Tenant is not then in default under the Lease beyond applicable periods of notice and cure, provide Tenant with an allowance of $187,074.00 (the “Allowance”). The Allowance shall be used, at Tenant’s option exercised by written notice to Landlord no later than July 31, 2012 (the “Allowance Notice”), as either (a) a credit against the Base Rent accruing under the Lease commencing September 1, 2012, or (b) a credit against the cost of Landlord’s painting and carpeting the Premises using Building standard materials (“Landlord’s Work”). If Tenant elects to take the Allowance as a credit against Base Rent, then Landlord shall apply the Allowance against the Base Rent accruing under the Lease commencing September 1, 2012 until the Allowance has been exhausted. If Tenant elects to take the Allowance as a credit against the cost of Landlord’s Work, Landlord shall commence performing Landlord’s Work promptly after receipt of the Allowance Notice, provided that in no event shall Landlord be required to commence Landlord’s Work before September 1, 2012. If the actual cost of Landlord’s Work shall exceed the Allowance, Landlord shall notify Tenant of such actual cost, which notice shall include reasonable evidence of the actual cost of the Landlord’s Work. The amount by which the actual cost of Landlord’s Work exceeds the Allowance is referred to herein as “Excess Cost”. Tenant shall pay to Landlord the Excess Cost, if any, within ten (10) days after Tenant’s receipt of Landlord’s written demand. If, after completion of Landlord’s Work, the actual cost of Landlord’s Work is less than the Allowance, Tenant shall be entitled to an abatement of Base Rent next accruing under the Lease in an amount equal to the difference, so long as no default shall then exist. Landlord shall have no obligation to apply the Allowance against Base Rent or to commence or continue with the completion of Landlord’s Work at any time that Tenant is in default under the Lease beyond applicable cure periods. Tenant shall grant Landlord and Landlord’s contractors such access as to the Premises as may be necessary or desirable for Landlord to complete Landlord’s Work, and no such entry shall be deemed an eviction or a partial eviction or entitle Tenant to abatement of rent or any other remedy. Tenant shall cooperate with Landlord in the performance of Landlord’s Work, including, without limitation, moving employees, furniture, equipment and other personal property as may be reasonably requested by Landlord in order to ensure the expeditious and safe completion of Landlord’s Work.

6.      Parking. The Building’s parking ratio is 4.38 parking spaces for each 1,000 square feet of rentable area (the “Building Standard Parking Ratio”). Accordingly, during the Extension Term, Tenant shall be permitted to use 136 parking spaces (based on the Premises containing 31,179 square feet of rentable area). Should Tenant lease fewer or more square feet of rentable area in the Building, the number of parking spaces to be issued by Tenant shall decrease or increase, as applicable, in conformance with the Building Standard Parking Ratio. Initially, during the Extension Term, Tenant shall use and pay for twenty five (25) covered reserved parking spaces, seventy seven (77) covered unreserved parking spaces and thirty four (34) rooftop parking spaces. Currently, reserved covered spaces are $55.00 per space per month, covered unreserved parking spaces are $45.00 per space per month, and rooftop spaces are $10.00 per space per month. Landlord reserves the right to increase the charge for parking spaces from time to time in accordance with parking charges for similar-type parking in office buildings comparable to the Building located in the vicinity of the Building. Notwithstanding the foregoing, the parking charges for use of the parking spaces allocated to Tenant in accordance with the Building Standard Parking Ratio will be waived for the period of October 1, 2012 through September 30, 2013. Landlord may, in its sole and absolute discretion, permit Tenant to use more parking spaces than permitted by the Building Standard Parking Ratio, but Landlord reserves the right to terminate Tenant’s use of any or all of the parking spaces used by Tenant in excess of the Building Standard Parking Ratio on not less than ten (10) days’ prior written notice to Tenant. Landlord shall not be obligated to police usage of Tenant’s reserved parking spaces on a day-to-day basis although Landlord shall use reasonable efforts to mediate any disputes regarding proper use of any of Tenant’s reserved spaces. Tenant shall be obligated to comply with such reasonable rules and regulations as Landlord may from time to time establish with respect to the garage. Landlord shall not be liable to Tenant in damages or otherwise under any circumstances for failure to provide parking if at any time Landlord is prevented from doing so for reasons beyond its reasonable control, including without limitation, as the result of a taking or condemnation, or during any temporary need to close the parking lots or portions thereof for maintenance, repair or replacement. Landlord shall have no liability whatsoever for any property damage, loss or theft and/or personal injury which might occur as a result of or in connection with the use of the parking by Tenant, its employees, agents, servants, customers, invitees and licensees, and Tenant hereby agrees to indemnify and hold Landlord harmless for, from and against any and all costs, claims, expenses, and/or causes of action which

Landlord may incur in connection with or arising out of Tenant’s use of the parking. This section supercedes all other sections of the Lease relating to Tenant’s right to parking.

7.      HVAC and Electricity. Landlord shall provide heating and air conditioning to the Premises from the hours of 7:00 a.m. to 6:00 p.m., Mondays through Fridays, and from 8:00 a.m. to 12:00 p.m. on Saturdays, the Building’s designated holidays excepted, and electrical service to Premises on a twenty four (24) hour per day, seven (7) days per week basis. Landlord’s costs in providing heating and air conditioning to the Premises and electricity to the Premises (other than to Tenant’s IT room in the Premises) shall be included in the Building’s operating costs. Tenant’s IT room in the Premises is separately metered and Tenant is obligated to pay for electricity used in such IT room directly to the electricity provider. If Tenant requests heating or air conditioning for the Premises outside of the hours specified therefor above, Tenant shall pay to Landlord Landlord’s charge therefor which shall equal Landlord’s actual cost to provide such after hours service plus a reasonable charge for depreciation of the Building’s heating and air conditioning equipment.

8.      Extension Option. Landlord hereby grants to Tenant an option to extend the Lease Term for one (1) period of five (5) years (the “Extension Period”). The Extension Period shall commence on the day following the Extension Term Expiration Date (“Extension Commencement Date”) and shall expire on the day preceding the fifth (5th) anniversary of the Extension Term Commencement Date, unless sooner terminated in accordance with the terms and provisions of the Lease.

(a)      The Extension Period shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the Extension Term, except that Base Rent payable during the Extension Period shall be equal to the Fair Market Rental Rate (as defined below) for lease terms commencing on or about the Extension Commencement Date, as determined pursuant to the provisions of this Section 8.

(b)      If Tenant desires to exercise its option to extend, Tenant shall no earlier than sixteen (16) months before the Extension Term Expiration Date and no later than fourteen (14) months before the Extension Term Expiration Date, time being of the essence, notify Landlord in writing of its desire to extend and request of Landlord its determination of the Fair Market Rental Rate (“Tenant’s Initial Notice”). Landlord shall, within thirty (30) days of its receipt of Tenant’s Initial Notice, notify Tenant in writing (“Landlord’s Notice”) of the rental rate for the Extension Period (the “Extension Period Rental Rate”). If Tenant desires to extend the Lease Term for the Extension Period at the Extension Period Rental Rate, Tenant shall so notify Landlord in writing (the “Extension Notice”) within thirty (30) days after Landlord delivers Landlord’s Notice to Tenant. If Tenant does not so exercise the Extension Option, then Tenant may notify Landlord in writing (the “Negotiation Notice”) within thirty (30) days after Landlord delivers Landlord’s Notice to Tenant that Tenant disagrees with Landlord’s determination of the Fair Market Rental Rate, in which case Tenant shall concurrently notify Landlord of Tenant’s determination of the Fair Market Rental Rate, and if the parties are unable to agree upon a Fair Market Rental Rate within thirty (30) days after such response by Tenant (the “Negotiation Period”), then such dispute shall be settled by binding arbitration as hereinafter described. If Tenant fails to deliver either the

Extension Notice or Negotiation Notice within the time periods specified above, the Extension Option shall be deemed waived, time being of the essence.

(c)      Landlord and Tenant, within fifteen (15) days after expiration of a Negotiation Period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rental Rate for the Extension Period (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred two percent (102%) of the lower of such Estimates, then the Fair Market Rental Rate shall be the average of the two Estimates. If the Fair Market Rental Rate is not so resolved pursuant to the preceding sentence, Landlord and Tenant, within fifteen (15) days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates more closely reflects the Fair Market Rental Rate for the Premises for the Extension Period. Each appraiser selected pursuant to this Section shall be certified as an MAI appraiser and shall have had at least ten (10) years experience as a real estate appraiser of which at least the last five (5) years immediately preceding the Negotiation Period must be as a real estate appraiser working in the 44th Street Corridor area office market of Phoenix, Arizona, with working knowledge of current rental rates and market practices. For purposes of this Section, “MAI appraiser” means an individual who holds an MAI designation conferred by, and is an independent member of, the American Appraisal Institute (or its successor organization, or in the event there is no successor organization, the organization and designation most similar) and who is not affiliated with Landlord or Tenant. Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates more closely reflects the Fair Market Rental Rate for the Premises for the Extension Period. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Extension Period. If either Landlord or Tenant fails to appoint an appraiser within the fifteen (15) day period referred to above, then the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Fair Market Rental Rate within twenty (20) days after their appointment; then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria (or, if such two appraisers are unable to select a third appraiser, such selection shall be made by the President of the local chapter of the American Appraisal Institute [or its successor organization]). Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days, the third appraiser shall make its determination of which of the two Estimates more closely reflects the Fair Market Rental Rate for the Premises for the Extension Period and such appraiser shall not select anything other than one of the two Estimates from Landlord and Tenant and the Estimate so selected by the third appraiser shall be binding on both Landlord and Tenant as the Fair Market Rental Rate for the Premises for the Extension Period. The party whose Estimate is not selected as the Fair Market Rental Rate shall pay the costs of the third appraiser and of any experts retained by the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(d)      Unless Landlord, in its sole and absolute discretion, otherwise agrees in writing, Tenant may only exercise its option to extend and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the option and on the Extension Commencement Date, the Lease is in full force and effect and no uncured default by Tenant under the Lease shall then exist, and, inasmuch as the option is intended only for the original Tenant named in the Lease, Tenant has not assigned the Lease or sublet any portion of the Premises.

(e)      Upon the valid exercise by Tenant of the option to extend, Landlord and Tenant shall promptly enter into a written supplement to the Lease confirming the terms, conditions and provisions applicable to the Extension Period, as determined in accordance with the provisions of this Section.

(f)      For purposes of the Lease, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, taking into account (A) comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) leases for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in office buildings in the 44th Street Corridor area of Phoenix, Arizona which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”).

9.      Contraction Option. Landlord hereby grants to Tenant the one-time option, exercisable by written notice to Landlord (the “Exclusion Notice”), to reduce the size of the Premises (“Contraction Option”) on the terms and conditions set forth below. Tenant’s exercise of the Contraction Option shall be effective on the day preceding the September 30, 2013 (the “Exclusion Date”). Tenant shall deliver the Exclusion Notice to Landlord no later than nine (9) full calendar months before the Exclusion Date (“Exclusion Exercise Date”), time being of the essence. If Tenant exercises the Contraction Option, the area to be deleted from the Premises (“Excluded Premises”) shall consist of the portion of the Premises currently located on the eleventh (11th) floor of the Building containing 5,865 square feet of rentable area.

(a)      If Tenant exercises the Contraction Option, the Term shall terminate (except as otherwise provided herein) as to the Excluded Premises as of the Exclusion Date, as if the Lease had expired by lapse of time, and the remainder of the Premises shall be the Premises under the Lease (“Remainder Leased Premises”). Tenant shall vacate and deliver possession of the Excluded Premises to Landlord on the Exclusion Date in the manner set forth in the Lease for surrender of the Premises. Any retention of possession by Tenant of all or part of the Excluded Premises after the Exclusion Date shall be deemed a holding over under the Lease without the consent of Landlord, and shall be subject to the terms and conditions of this Lease with respect to such retention of possession. Effective as of the Exclusion Date, the number of square feet of rentable area in the Premises, Base Rent provided to be paid pursuant to the Lease for the Excluded Premises and Tenant’s Share shall be reduced based upon the number of square feet of rentable area in the Remainder Leased Premises.

(b)      As a condition to the effective exercise of the Contraction Option, Tenant shall pay Landlord the Contraction Fee (hereinafter defined) concurrently with Tenant’s delivery of the Exclusion Notice to Landlord. The term “Contraction Fee” shall mean $49,655.05, which amount is equal to the unamortized balance of the Excluded Premises Leasing Costs (hereinafter defined) as of the Exclusion Date had the Excluded Premises Leasing Costs been loaned to Tenant as of the Surrender Date at the interest rate of eight percent (8%) per annum and had such loaned amount been repaid in equally monthly installments commencing on the Surrender Date in amounts sufficient to fully amortize such loaned amount and the imputed interest thereon on the Extension Term Expiration Date. The term “Excluded Premises Leasing Costs” shall mean the sum of the product of (x) 0.19, and (y) the (i) total brokerage commission payable by Landlord in connection with this Amendment, and (ii) the actual amount of the Allowance applied against Base Rent or against the cost of Landlord’s Work pursuant to this Amendment. If Tenant elects to exercise the Contraction Option, then Tenant thereby waives and releases any and all defenses, whether known or unknown and whether by way of defense, offset, repayment, recoupment, or otherwise, that it may have with regard to its obligation to pay the Contraction Fee, and that nothing that may occur after Tenant’s election shall in any way discharge, modify or suspend its obligation to pay the Contraction Fee. Landlord shall have the same remedies for non-payment of the Contraction Fee as for Rent. Tenant acknowledges that the Contraction Fee constitutes a non-refundable prepayment of Rent, notwithstanding any subsequent leasing of the Excluded Premises by Landlord.

(c)      Tenant’s Share of operating costs for the calendar year which includes the Exclusion Date shall be calculated separately for the Excluded Premises and the Remainder Leased Premises.

(1)

Tenant’s Share of operating costs attributable to the Excluded Premises shall be prorated for the calendar year which includes the Exclusion Date as though this Lease will terminate on the Exclusion Date, and the number of days in such calendar year shall be deemed to be the number of days in the period commencing on January 1 of the calendar year which includes the Exclusion Date and ending on the Exclusion Date. Tenant’s Share attributable to the Excluded Premises for such calendar year shall be computed pursuant to the Lease, using as the numerator the number of square feet of rentable area of the Excluded Premises; and

(2)	Tenant’s Share of operating costs with respect to the Remainder Leased Premises for such calendar year and for the remainder of the Term thereafter shall be computed pursuant to the Lease, using as the numerator the number of square feet of rentable area of the Remainder Leased Premises.

(d)      Tenant represents and warrants to Landlord that the following will be true as of the date Tenant exercises the Contraction Option and also on the Exclusion Date:

(1)	Tenant owns and holds the entire interest of the tenant under this Lease;

(2)	There exist no subleases affecting the Excluded Premises which are not simultaneously being terminated by Tenant before or as of the Exclusion Date; and

(3)

No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Excluded Premises have been let by Tenant or are outstanding that have not been performed and satisfied by Tenant.

(e)      Tenant’s exercise of the Contraction Option is further conditioned on the following:

(1)

There shall be no default by Tenant then existing either on the date Tenant delivers the Exclusion Notice or on the Exclusion Date, unless Landlord, in its sole and absolute discretion elects to permit such contraction notwithstanding such default;

(2)	This Lease shall be in full force and effect on the date on which Tenant delivers the Exclusion Notice and on the Exclusion Date; and

(3)	Tenant shall not have assigned this Lease or sublet any portion of the Premises pursuant to a sublease which would remain in effect beyond the Contraction Date.

(4)	Tenant’s exercise of the Contraction Option shall be irrevocable by Tenant once made.

(f)      If Tenant exercises the Contraction Option, Landlord and Tenant shall promptly execute and deliver an amendment to the Lease reflecting the termination of this Lease with respect to the Excluded Premises on the terms provided above.

10.      Right of First Refusal. If at any time after the Surrender Date, Landlord intends to offer to a third party or to accept an offer from a third party for a lease the Surrendered Space other than the then-current occupant or tenant of such space, Landlord shall give Tenant written notice of such offer (“Landlord ROFR Notice”) prior to Landlord entering into such lease. Landlord’s ROFR Notice shall specify: (i) the proposed lease term for the Surrendered Space, (ii) the date Landlord will deliver possession of the Surrendered Space for Tenant to commence tenant improvements to prepare the Surrendered Space for occupancy, (iii) the annual rate of

Base Rent per square foot of rentable area for the Surrendered Space, (iv) the tenant concessions (e.g., rent abatements and tenant improvement allowances and improvements), if any, which Landlord will provide in connection with such lease of the Surrendered Space, and (v) any other material terms of such offer. Tenant shall thereupon have a right (the “Right of First Refusal”) to lease all, but not less than all, of the Surrendered Space, subject to the following terms and conditions:

(1)

Tenant shall deliver to Landlord a written notice of its election to exercise the Right of First Refusal within ten (10) days after Landlord gives Tenant Landlord’s ROFR Notice, time being of the essence; and

(2)

Tenant shall not be default under the Lease, either on the date Tenant exercises the Right of First Refusal or on the proposed commencement date of the lease term for the Surrendered Space, unless Landlord, in its sole and absolute discretion, agrees in writing to allow Tenant to lease such Surrendered Space notwithstanding such default; and

(3)	The Lease shall be in full force and effect both on the date Tenant exercise the Right of First Refusal and on the proposed commencement date of the lease term for the Surrendered Space.

(a)      If Tenant does not timely or properly exercise a Right of First Refusal, Landlord may at any time thereafter lease the Surrendered Space to any third-party tenant on terms and provisions not materially different than those set forth in Landlord’s ROFR Notice, without any further rights of Tenant to lease such space.

(b)      If Tenant exercises the Right of First Refusal, the following terms and provisions shall apply:

(1)

Landlord shall lease the Surrendered Space to Tenant for a lease term specified in Landlord’s ROFR Notice and expiring on the Extension Term Expiration Date, in which case, any tenant improvement allowance or other tenant inducements in connection with the lease of such Surrendered Space shall be appropriately adjusted to reflect the reduced term of the lease of such Surrendered Space. Landlord shall use reasonable efforts to deliver possession of the Surrendered Space to Tenant on the date specified in Landlord’s ROFR Notice for the delivery of possession. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Surrendered Space on the date specified in Landlord’s ROFR Notice for causes outside Landlord’s reasonable control (including, without limitation, the failure of any existing tenant or occupant in such Surrendered Space to timely vacate such space). If Landlord is unable to deliver possession of the Surrendered Space to Tenant by the specified date (excluding delays caused by Tenant or its employees, agents and contractors), then the commencement date of the lease term of the Surrendered Space shall be deferred by a number of days equal to the number of days of delay of delivery of possession of the ROFR Space to Tenant.

(2)

Tenant shall not be entitled to any rental abatement for the Excluded Premises except as otherwise set forth in Landlord’s ROFR Notice, provided any such abatement shall be appropriately adjusted if the term of the lease of the Excluded Premises is shorter than the term specified in Landlord’s ROFR Notice.

(3)	All of the terms and provisions of this Lease shall apply with respect to the Excluded Premises, except as the same may be inconsistent with the provisions of this Section.

(c)      If Tenant exercises the Right of First Refusal, Landlord and Tenant shall promptly execute and deliver an amendment to this Lease reflecting the lease of the Excluded Premises by Landlord to Tenant on the terms herein provided.

(d)      The Right of First Refusal shall automatically terminate and become null and void upon the earliest to occur of (i) the expiration or termination of the Lease, (ii) termination by Landlord of Tenant’s right to possession of all or any part of the Premises, (iii) the assignment of the Lease by Tenant, in whole or in part or (iv) the sublease by Tenant of all or any part of the Premises.

11.      Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are Transwestem Commercial Services, L.L.C. and Cushman & Wakefield of Arizona, Inc., whose commission and fees shall be calculated as if the Extension Term was for five (5) years and two (2) and one half months and shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

12.      Limitation of Landlord’s Liability. The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant’s right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord’s right, title and interest in the Building, Landlord shall be released from all liability and obligations thereafter accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee.

13.      Bankruptcy Court Approval. This Amendment, and the terms herein, are subject to and conditioned upon entry of an Assumption Order by the Bankruptcy Court in the Bankruptcy Case, and that Assumption Order having become a Final Order. As used herein, the term “Assumption Order” means an order approving Tenant’s assumption of the Lease as amended by this Amendment pursuant to 11 U.S.C. § 365(a), with the form and substance of such order being satisfactory to Landlord in its sole discretion. For the sake of clarity, and without limiting the generality of the foregoing, the Assumption Order shall provide for payment to Landlord of all “cure” obligations of Tenant as required by 11 U.S.C. § 365(b)(1)(A). As used herein, the term “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to Landlord or, in the event that an appeal, writ of certiorari, or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court on the last such appeal shall have been determined by the highest court to which such order was appealed with no further remand or other proceedings contemplated, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for re-argument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or Rule 9023 or 9024 of the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order shall not cause such order not to be a Final Order. Nothing in this Amendment, Landlord’s entry into this Amendment, or the entry of the Assumption Order shall be deemed to be consent by Landlord to the assignment, pursuant to 11 U.S.C. § 365(f) or otherwise, of the Lease as amended by this Amendment; and Landlord reserves all rights and remedies under the Lease, the Bankruptcy Code and applicable non-bankruptcy law regarding any attempted assignment by Tenant of the Lease as amended by this Amendment. The term “Effective Date” shall mean the date of issuance of the Final Order.

14.      Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

15.      Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWINGS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD:

TRANSWESTERN PHOENIX GATEWAY, L.L.C., a Delaware limited liability company

By:	/s/ Timothy E. McChesney

Name:	Timothy E. McChesney
Title:	Managing Director

TENANT:

MESA AIR GROUP, INC., a Nevada corporation

By:	/s/ Michael J. Lotz

Name:	Michael J. Lotz
Title:	President & COO

EXHIBIT A

THE SURRENDERED SPACE

A-1